DEREK RESOURCES CORPORATION

Suite 1550, 355 Burrard Street

Vancouver, B.C. V6C 2G8

Telephone: (604) 331-1757

Fax: (604) 669-5193

March 31, 2003

B.C. Securities Commission

Executive Director

P.O. Box 10142, Pacific Centre, 701 West Georgia Street

Vancouver, B.C., V7Y 1L2

Dear Sirs:

RE: DEREK RESOURCES CORPORATION MAILING ON MARCH 28, 2003

QUARTERLY FINANCIAL STATEMENTS FOR THE PERIOD ENDING JANUARY 31, 2003

We confirm that on the above date, the material issued was forwarded by mail to all the persons on the Supplementary Mailing List obtained by the transfer agent Computershare Trust Company of Canada.

Yours truly,

DEREK RESOURCES CORPORATION.

“Brent Ehrl”

Brent Ehrl, Officer